EXHIBIT 10.1

                                LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT ("AGREEMENT") is made and entered into this 4th day of November, 1998, by And between Shelby American Licensing, Inc., a corporation with an address at. 19020 Anelo Avenue, Gardena, California 90248, U.S.A. ("LICENSOR") and Titan Motorcycle Company of America, Inc. a Nevada Corporation, whose address is 2222 West Peoria Avenue, Phoenix, Arizona, 85029. ("LICENSEE")

                                    RECITALS:

A. LICENSOR and/or  LICENSOR's  affiliated  entities  (hereinafter  collectively
"LICENSOR") are the proprietors of certain licensed properties, including but not limited to the names, symbols, shapes, likenesses and combinations of names, symbols, and shapes; "CS" DESIGNS, -"SHELBY," "CARROLL SHELBY." CARROLL SHELBYS PHOTOGRAPH & LIKENESS, CARROLL SHELBY'S SIGNATURE, "SHELBY COBRA," "SHELBY GT 350," "SHELBY GT 350H," "SHELBY GT 350R," "SHELBY GT 500," "SHELBY GT 500KR," "SHELBY COBRA 427," "SHELBY 289 COBRA COUPE'" "SHELBY COBRA 289FIA," "FIA 289," "FIA Mark 2," "SHELBY COBRA 427 S/C," "COBRA," "COBRA 427 S/C," "427 SIC," "COBRA 427," "427," "SHELBY SERIES 1," "SHELBY SERIES 1 LOGO," "SHELBY S.P. 360," and the COBRA SNAKE DESIGNS used in connection with any variants of the 1960's COBRAS. The distinctive appearance and shape of the Cobra 260, 289, 427, Coupe, and Shelby Series 1 are protected trade dress property of Shelby American Licensing, Inc. These licensed properties, through promotion and use, have achieved a unique and widespread celebrity and goodwill among the trade and members of the general public as being associated with LICENSOR and LICENSOR's vehicles and related products.

B. LICENSEE desires to obtain the right to use LICENSOR's licensed properties, including the name SHELBY, in connection with the manufacture, sale, and/or distribution of certain merchandise designed to evoke LICENSOR and/or LICENSOR's products whereby LICENSEE may benefit commercially from the goodwill associated with LICENSOR, LICENSOR's vehicles and related products and LICENSOR's officially licensed properties.

C. LICENSOR desires to license LICENSEE to use certain of LICENSOR's licensed properties and in connection with the manufacture, sale and/or distribution of merchandise designed to evoke LICENSOR and/or LICENSOR's products.

NOW, THEREFORE it is hereby agreed as follows

                                 1. DEFINITIONS

1.1 LICENSED PROPERTIES means LICENSOR I a trademarks, copyrightable material, and other industrial and intellectual property limited to the names "SHELBY," "CARROLL SHELBY," "CARROLL SHELBY SIGNATURE AND LIKENESS," "SHELBY SERIES 1," and "SHELBY SERIES 1 LOGO." The distinctive appearance and shape of the Cobra 260, 289, 427, Coupe, and Series 1 is protected trade dress property of Shelby American Licensing, Inc. The LICENSED PROPERTIES may be protected by trademark and/or copyright registrations and/or by federal, state, and common laws

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governing trademark,  trade dress,  copyright,  and/or the right of publicity in various countries of the world, with respect to motor vehicles, parts, accessories, and other goods.

1.2 LICENSEE's GOODS includes the following: (1) A one-time, limited production "Shelby Series 1" edition of the "Titan" motorcycle, fully assembled and certified by all appropriate federal and state agencies as "street legal", including all accessories thereto whether sold together or separately, up to a maximum quantity of 500 factory manufactured motorcycles; (2) Wearing apparel comprising T-shirts, sweat shirt/pants, jackets, and caps displaying a Titan/Shelby Series 1 motorcycle theme.

1.3 LICENSED PRODUCTS means LICENSEE's GOODS which bear one or more of the LICENSED PROPERTIES, or that are sold or distributed in association with one or more of the LICENSED PROPERTIES, pursuant to this AGREEMENT.

1.4 LICENSED TERRITORY means worldwide territory

1.5 All LICENSEE'S goods and any additions to LICENSEE'S goods and/or new designs shall be submitted in writing to LICENSOR for prior written approval along with samples.

                               2. GRANT OF LICENSE

2.1 LICENSOR hereby grants to LICENSEE an exclusive license as to the one-time limited production Shelby Series 1 edition of the Titan motorcycle for a period of one year commencing November 4, 1998 and expiring November 3, 1999 and a non-exclusive license thereafter and a non-exclusive license for wearing apparel for use of the LICENSED PROPERTIES solely and only upon and in connection with the manufacture, sale, and distribution of the LICENSED PRODUCTS in the LICENSED TERRITORY. The license granted under this AGREEMENT is intended to enable LICENSEE to benefit commercially from the goodwill associated with LICENSOR, LICENSOR's vehicles and related products, and LICENSOR's officially LICENSED PROPERTIES.

                              3. ROYALTY PROVISIONS

[EDITED TO PROTECT COMPANY CONFIDENTIAL INFORMATION]


4.1 LICENSEE  shall  furnish to LICENSOR a royalty  report not later than thirty
(30) days after the end of each calendar quarter (i.e., not later than May 1, August 1, November 1 and February 1) for all LICENSED PRODUCTS sold or distributed by or for it during such calendar quarter. The royalty report shall be submitted in a format found to be acceptable to LICENSOR and be certified to be accurate by LICENSEE. Each report shall include the number, description, manufacturer's reference number and gross sales price, itemized deductions from gross sales price and net sales price of the LICENSED PRODUCTS distributed and/or sold by LICENSEE during the quarter, together with any returns made during the preceding quarter.

4.2 Each royalty report submitted by LICENSEE to LICENSOR  pursuant to Paragraph
4.1 shall be accompanied by payment of the royalty due for the calendar quarter covered by the report.

4.3 The first royalty report shall be due after one full calendar quarter has been completed (e.g., if the AGREEMENT is executed November 15, then the first statement would be due no later than May 1). Royalty reports shall be provided for all subsequent calendar quarters regardless of whether or not. any of the LICENSED PRODUCTS have been sold or distributed during the preceding quarter.

4.4 The receipt or acceptance by LICENSOR of any royalty report furnished pursuant to this AGREEMENT or of any royalties paid shall not preclude LICENSOR

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from  questioning  the  correctness  thereof at any time.  In the event that any inconsistencies or mistakes are discovered in such royalty report payments, they shall immediately be rectified and the appropriate payments made by LICENSEE.

4.5 The payment of the royalty shall reach LICENSOR within thirty (30) days f rom the end of the calendar quarter, but in no event later than forty-five (45) days after the end of the calendar quarter. If the payment reaches the LICENSOR more than forty-five (45) days after the end of the calendar quarter, LICENSEE shall also owe LICENSOR a late payment charge of ten percent (10%) of the royalty due that quarter. If this late payment charge does not accompany the payment, LICENSOR will so notify LICENSEE and LICENSEE shall immediately forward such late payment charge to LICENSOR.

4.6 All payments made hereunder by check should be made payable to Shelby American Licensing, Inc., in U.S. currency [confindential banking information deleted].

4.7 once during each calendar year in which this contract is in effect, and once after expiration or termination of this contract, LICENSOR shall be entitled to an independent audit of LICENSEE's account books, records, invoices, and other pertinent data by a certified public accountant or qualified auditor to be designated by LICENSOR, to determine LICENSEE's sales of LICENSED PRODUCTS. The audit shall be limited to determination of LICENSEE's sales of LICENSED PRODUCTS, and shall be conducted during normal business hours at LICENSEE's home office. The cost of the audit shall be paid by LICENSOR unless the audit shows that LICENSEE understated sales of LICENSED PRODUCTS by more than ten percent (10%), in which case the LICENSEE shall pay all of LICENSOR's reasonable costs of the audit.

                                     5. TERM

5.1 This AGREEMENT as it pertains to wearing apparel shall become effective upon November 4, 1998, and shall continue until November 3, 2004. This AGREEMENT as it pertains to motorcycles shall become effective upon November 4, 1998, and shall continue until the one-time, limited production "Shelby Series 1" edition of the "Titan" motorcycle are sold, unless sooner terminated pursuant to the terms and conditions of this AGREEMENT. This agreement may be renewed or extended for another three years beyond the TERM upon mutual written agreement of the parties.

                               6. ACKNOWLEDGMENTS

6.1 LICENSEE acknowledges and accepts all of LICENSOR's rights and interests in and to the LICENSED PROPERTIES. LICENSEE acknowledges that LICENSOR is the sole and exclusive owner of the licensed properties and that nothing contained in this agreement or arising from the granting or exercise of the license granted herein shall give LICENSEE, successors in-interest, affiliates, or agents, or any third party, any right, title, or interest, other than the license granted in and to the licenced properties or the goodwill associated with such licensed properties. Without waiving any defenses in the event of litigation brought against LICENSEE BY LICENSOR, LICENSEE agrees that it will not, during the term of this AGREEMENT or thereafter, attack or challenge in any manner or in any forum the ownership and interests of LICENSOR, or any affiliated company of LICENSOR, in and to the LICENSED PROPERTIES, nor will LICENSEE attack or challenge the validity of this AGREEMENT.

6.2 LICENSEE acknowledges and agrees that neither this AGREEMENT nor LICENSEE's exercise of its rights under this AGREEMENT shall affect the ownership by LICENSOR of any of the goodwill or other rights of whatsoever nature pertaining to the LICENSED PROPERTIES, and that such goodwill or other rights pertaining to the LICENSED PROPERTIES shall be and remain in the name of LICENSOR and/or LICENSOR's affiliated companies.

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6.3 LICENSEE shall not attempt to register any of the LICENSED PROPERTIES either alone or in combination with other marks or indicia, nor shall LICENSEE use or attempt to register any marks confusingly similar to any of the LICENSED PROPERTIES.

6.4 LICENSOR and LICENSEE agree that all uses of the LICENSED PROPERTIES pursuant to this AGREEMENT shall inure solely to the benefit of LICENSOR and/or LICENSOR's affiliated companies.

6.5 LICENSEE agrees to place the following Trademark notices on all advertising materials and product catalogs as well as packaging where applicable: "SHELBY, CARROLL SHELBY, CARROLL SHELBY'S PHOTOGRAPH & LIKENESS, CARROLL SHELBY'S SIGNATURE, SHELBY SERIES 1, SHELBY SERIES 1 LOGO, are registered trademarks of Shelby American Licensing, Inc. and are used with permission." Where applicable, "The distinctive appearance and shape of the Series 1 is the protected trade dress property of Shelby American Licensing, Inc." LICENSEE shall be permitted to place the name Titan Motorcycle Company of America and/or the designation 'C___ , All Rights Reserved' on the box in which the Licensed Products are contained. Where LICENSED PROPERTIES appear on LICENSED GOODS, LICENSEE agrees to place a TM or R in a circle at the end of the LICENSED PROPERTIES.

                       7. GOOD WILL AND PROMOTIONAL VALUE

7.1 LICENSEE recognizes the great value of the goodwill associated with the LICENSED PROPERTIES and acknowledges that the LICENSED PROPERTIES, and all rights therein and the goodwill pertaining thereto, belong exclusively to LICENSOR. LICENSEE further recognizes and acknowledges that the LICENSED PROPERTIES have acquired secondary meaning in the mind of this public.

                8. TRADEMARK PROTECTION MAINTENANCE AND LABELING

8.1 The license granted under this AGREEMENT is conditioned upon LICENSEE's full and complete compliance with the provisions of the trademark, patent, and copyright laws of the United States and of the foreign country or countries in the LICENSED TERRITORY in which it sells or distributes LICENSED PRODUCTS. LICENSEE agrees to bear any costs which may be necessary to comply with such laws, but only as they relate to LICENSEE's manufacture, sale, distribution, or exploitation of LICENSED PRODUCTS.

8.2 LICENSEE agrees to provide LICENSOR at LICENSOR's request and expense such reasonable assistance as LICENSOR may require in maintaining and/or procuring registration of or protection for any of LICENSOR's rights to the LICENSED PROPERTIES in the LICENSED TERRITORY, and further agrees to cooperate in facilitating LICENSOR's compliance with all applicable laws concerning LICENSOR's rights to the LICENSED PROPERTIES in the LICENSED TERRITORY. LICENSEE further agrees to cooperate in the recordation of this AGREEMENT pursuant to the applicable laws within the LICENSED TERRITORY.

8.3 LICENSEE agrees that it will cause to appear on or within each LICENSE PRODUCT manufactured and/or sold by it under this AGREEMENT and on or within all advertising, promotional, or display material pertaining to the LICENSED PRODUCTS and on any and all cartons, containers, packaging, and/or wrapping material pertaining to the LICENSED PRODUCTS, such copyright, trademark, and other notices as LICENSOR shall reasonably designate in writing.

8.4 LICENSEE agrees to assist LICENSOR to the extent necessary to protect LICENSOR's rights in the LICENSED PROPERTIES. LICENSOR may commence or prosecute any claims or suits in LICENSOR's own name or in LICENSEE's name, or may join LICENSEE as a party thereto at LICENSOR's expense. LICENSEE shall notify

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LICENSOR of any  infringements  or  incitations  of the LICENSES  PROPERTIES  on articles similar to those covered by this AGREEMENT which may come to LICENSEE's attention, and LICENSOR shall have the sole right to determine whether or not any action shall be taken on account of any such infringements or imitation. Nothing contained herein shall be construed to obligate or require LICENSOR to take any such action. LICENSEE shall not institute any suit or take any action on account of any such infringements or imitations without first obtaining LICENSOR's written consent and such consent shall not be unreasonably withheld.

8.5 LICENSEE agrees that it will not manufacture, have manufactured or sell any products bearing or using TRADEMARKS or trade dress which are not LICENSED PRODUCTS and acknowledges that such sale shall constitute a material breach of this Agreement.

                         9.INSURANCE AND INDEMNIFICATION

9.1 LICENSEE agrees to hold harmless, defend, and indemnify LICENSOR and Carroll Shelby, individually, against any and all allegations, claims, suits, loss, attorneys, fees, or damage arising out of LICENSEE's manufacture, distribution, or sale of the LICENSED PRODUCTS, or any use by third parties of such LICENSED PRODUCTS manufactured, distributed, or sold by LICENSEE, or arising out of any alleged unauthorized use of any patent, copyright, design, mark, process, idea, method or device by LICENSEE in connection with the LICENSED PRODUCTS.

9.2 LICENSEE shall acquire and maintain at its sole cost and expense throughout the term of this AGREEMENT Commercial General Liability Insurance, including product liability and contractual liability, (hereinafter referred to as "COMMERCIAL GENERAL LIABILITY INSURANCE"), underwritten by an insurance company which has been rated at least A-VI by the most recent edition of Bests insurance report. The financial status of insurance companies located outside the United States must be acceptable to LICENSOR. This insurance coverage shall provide protection against any and all claims, demands,. causes of action or damages, including attorneys, fees, arising out of any alleged defects in the LICENSED PRODUCTS, or any use thereof, of not less than Ten Million Dollars ($10,000,000.00) combined single limit for personal injury and property damage with LICENSOR and Carroll H. Shelby, an individual, named as an additional insured parties. In addition, LICENSEE shall name LICENSOR and Carroll H. Shelby, an individual, as insureds on any excess or umbrella policies carried by LICENSEE.

9.3 LICENSEE shall furnish to LICENSOR certificates issued by the insurance company setting forth the amount of COMMERCIAL GENERAL LIABILITY INSURANCE, the policy number, the date of expiration, and a provision that the LICENSOR shall receive thirty (30) days written notice prior to termination, reduction, or modification of the coverage. LICENSEE's purchase of the COMMERCIAL GENERAL LIABILITY INSURANCE or furnishing of the certificate of insurance shall not relieve LICENSEE of any other of its obligations or liabilities under this AGREEMENT.

9.4 LICENSOR does not and shall not hold LICENSEE harmless from or against any allegations, claims, suits, loss, attorneys, fees, or damage arising out of the use by LICENSEE of the LICENSED PROPERTIES as the result of any allegation or claim by a third party. In LICENSOR's sole discretion, LICENSOR may undertake to register the LICENSED PROPERTIES in the LICENSED TERRITORY in respect of the LICENSED PRODUCTS, but LICENSOR shall have no obligation to file any such applications nor to continue to prosecute such applications to completion. If the LICENSED PROPERTIES are eventually registered in the LICENSED TERRITORY, LICENSOR will, if possible, renew such registrations during the term of the AGREEMENT.


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                               10.QUALITY CONTROL

10.1 LICENSEE agrees that the LICENSED PRODUCTS sold or distributed by it in association with the LICENSED PROPERTIES shall be of a high standard and of such style, appearance, and quality as to be adequate and suited to their exploitation do the best advantage and to the protection and enhancement of the LICENSED PROPERTIES and the goodwill pertaining thereto. LICENSEE also agrees that the LICENSED PRODUCTS shall meet or exceed any and all government standards, regulations, guidelines, rules, laws, and the like regarding such LICENSED PRODUCTS.

10.2 To assure that the nature and quality of LICENSED PRODUCTS are satisfactory, LICENSEE shall, before selling or distributing any of the LICENSED PRODUCTS, furnish to LICENSOR, a sample of the LICENSED PRODUCT together with the catalogs, brochures, and advertising. The quality and style of such LICENSED PRODUCTS shall be subject to LICENSOR's prior written approval. LICENSOR shall state its approval or disapproval of the sample within twenty (20) business days of receipt of the sample, and shall not unreasonably withhold approval. After the sample of the LICENSED PRODUCT, brochures, catalogs, and advertising have been approved pursuant to this AGREEMENT, LICENSEE shall not depart therefrom in any material respect without LICENSOR's prior written approval.

10.3 If at any time the LICENSED PRODUCTS do not meet the QUALITY LEVEL of the samples approved by the LICENSOR, LICENSOR shall have the right to require LICENSEE to discontinue the use of the LICENSED PROPERTIES in connection with the sale of the LICENSED PRODUCTS, unless modifications satisfactory to LICENSOR are made within sixty (60) days from notice of disapproval.

                              11.NON-ASSIGNABILITY

11.1 This AGREEMENT is personal to LICENSEE and may not be assigned or sublicensed without the prior written consent of LICENSOR.

                                  12.MARKETING

12.1 LICENSEE agrees that during the term of this AGREEMENT it will diligently develop, and when developed, manufacture, distribute, and/or sell in accordance with sound business practice, the LICENSED PRODUCTS in the LICENSED TERRITORY.

                                   13.RECORDS

13.1 LICENSEE shall keep accurate books of account and records covering all transactions relating to the license granted under this AGREEMENT, and LICENSOR or its nominee shall have the right, after providing reasonable notice, at all reasonable business hours, to examine and audit said books of account and records and all other documents and material in the possession or under the control of LICENSEE with respect to the license granted under this AGREEMENT, and shall have free and full access thereto for said purposes and for the purpose of making extracts therefrom (such extracts only to be used for purposes of such audit).

LICENSEE, at the option of LICENSOR, agrees to produce certified copies of the books of account and records at the offices of M. Neil Cummings & Associates, LOB Angeles, California upon the receipt by LICENSEE of ten (10) days written notice from LICENSOR.

13.2 LICENSEE must segregate the records identified in Paragraph 13.1 in such a manner as to facilitate a complete audit and agrees that such audit may be used as a basis for settlement of charges in accordance with this AGREEMENT.

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13.3 Upon reasonable request,  but no more than once per year, LICENSEE shall at its own expense furnish a detailed statement prepared by a certified public accountant or personally attested to and verified as accurate by an officer of LICENSEE showing the number, description, gross sales price, itemized deductions
from  gross  sales  price  and  net  sales  price  of  the   LICENSED   PRODUCTS
manufactured, sold or distributed by or for LICENSEE during the preceding calendar year.

13.4 All books of account and records kept under Paragraph 13.1 shall be retained by LICENSEE for at least two (2) years after the termination of this AGREEMENT.

13.5 The parties agree that they will not use, disclose, reproduce, or otherwise make available any confidential and/or proprietary business information or trade secrets of the other party or any other information disclosed by the disclosing party that may be reasonably deemed proprietary and/or confidential, including, but not limited to any and all unpublished sales, marketing, and/or advertising figures, marketing plans, programs, and the monetary terms of this Agreement ("Confidential Information"). Each party shall take such commercially reasonable steps as it takes to protect its own Confidential Information to ensure that the other party's Confidential Information is not disclosed to any third-party. This confidentiality provision shall survive the termination or expiration of this Agreement for a period of five (5) years thereafter.

                                 14.TERMINATION

14.1 If LICENSEE is in material breach of any of the provisions of this AGREEMENT, LICENSOR shall have the right to terminate this AGREEMENT upon sixty
(60) days written notice, provided that LICENSEE fails to cure such violation during said sixty (60) day period.

14.2 If LICENSEE files a petition in bankruptcy or is adjudicated bankrupt or if a petition in bankruptcy is filed against LICENSEE or if it becomes insolvent, or makes an assignment for the benefit of its creditor or an arrangement pursuant to any bankruptcy law or if LICENSEE discontinues all or a significant portion of its business or if a receiver is appointed for it or its business, this AGREEMENT shall automatically terminate without any notice or lapse of time being necessary. In the event the AGREEMENT is so terminated, LICENSEE, its receivers, representatives, trustees, agents, administrators, successors, or assigns shall have no right to self-exploit, distribute or in any way deal with the LICENSED PRODUCTS or any carton, container, packing, wrapping material, advertising, promotional, or display material pertaining thereto.

14.3 LICENSOR shall have the right to immediately terminate this AGREEMENT by giving written notice to LICENSEE: (a) If LICENSOR has required LICENSEE to discontinue use of the LICENSED PROPERTIES under Paragraph 10.3; (b) If LICENSEE shall fail to make payments, including any applicable late fees, due LICENSOR under Section 4 hereof within thirty (30) days after LICENSOR's giving a written demand for such payment by LICENSEE; or (c) If LICENSEE takes any actions in connection with the manufacture, offering for sale, sale, advertising, promotion, shipment, and/or distribution of the LICENSED PRODUCTS which, in the sole opinion of LICENSOR, damages or reflects adversely upon LICENSOR, LICENSOR's products, or the LICENSED PROPERTIES. LICENSEE shall have 30 days under this paragraph (c) in which to cure the breach.

14.4 Termination of the AGREEMENT under the provisions of Paragraph 14 shall be without prejudice to any rights which LICENSOR may otherwise have against LICENSEE. Upon termination of this AGREEMENT, all royalties shall become immediately due and payable.

14.5 Upon termination or expiration, other than termination under Paragraph 14.3 herein, LICENSEE shall promptly provide LICENSOR with an inventory of LICENSED

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PRODUCTS on hand and then have six (6) months  within which to sell or otherwise dispose of that inventory of LICENSED PRODUCTS and thereafter LICENSEE shall promptly discontinue the sale of such LICENSED PRODUCTS. At the end of the six
(6) month period of time or upon  termination of this AGREEMENT  under Paragraph
14.2 or Paragraph 14.3, LICENSEE shall promptly destroy, in a manner approved by LICENSOR all LICENSED PRODUCTS as well as any carton, container, packing or wrapping material, advertising, promotional or display material pertaining thereto unless the LICENSED PROPERTIES can be and are removed therefrom.

                           15.GOVERNING LAW AND VENUE

15.1 This AGREEMENT shall be governed by and construed in accordance with the laws of the State of California, and any litigation shall be commenced by either party, if at all, only in an appropriate California forum, with Los Angeles County as the proper venue and jurisdiction.

                               16.EXCLUSIVE REMEDY

16.1 LICENSEE's exclusive remedy for any cause of action arising as a result of this AGREEMENT shall be the payment by LICENSOR to LICENSEE of an amount of money not exceeding the total of the royalties actually paid by LICENSEE to LICENSOR pursuant to this AGREEMENT.

                            17.CONTROLLING AGREEMENT

17.1 This AGREEMENT is the sole AGREEMENT between the parties with respect to the matters referred to herein, and cancels and supersedes all prior written or oral agreements between the parties.

                                  18.AMENDMENTS

18.1 LICENSED PROPERTIES, LICENSEE's GOODS, LICENSED PRODUCTS, and LICENSED TERRITORIES may be amended to include or delete trademarks, goods, products or countries only by mutual written agreement of the parties.

                     19.ALTERNATIVE DISPUTE RESOLUTION (ADR)

19.1 If any dispute arises hereunder, the parties shall first attempt to resolve the disputed matter within thirty (30) days of the dispute first arising by meeting and conferring by telephone, or in person, to attempt to reach mutual agreement. If the parties are unable to do so, the venue of any subsequent litigation shall be in accordance with paragraph 15, above.

                                   20.NOTICES

20.1 Any notices or other communications required or permitted under this AGREEMENT shall be made in writing and mailed to:

If to LICENSOR:            SHELBY AMERICAN LICENSING, INC.
                           c/o Law Offices of M. Neil Cummings & Associates
                           1800 Avenue of the Stars, Suite 1000
                           Los Angeles, CA 90067
                           Fax: (310) 277-7553


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

If to LICENSEE:            Titan Motorcycle Company of America Inc
                           2222 West Peoria Avenue
                           Phoenix, Arizona 85029
                           Fax: 602-861-9942

20.2 Royalty reports required by Paragraph 4 of this AGREEMENT, and the royalty payments called for under this Agreement, shall be mailed to:

SHELBY AMERICAN LICENSING, INC.
c/o Law Offices of M. Neil Cummings & Associates
1800 Avenue of the Stars, Suite 1000
Los Angeles, CA 90067

                       21.RELATIONSHIP BETWEEN THE PARTIES

21.1 It is agreed and understood that LICENSEE is not an agent or employee of LICENSOR. LICENSOR has no proprietary interest in LICENSEE and has no interest in the business of LICENSEE, except to the extent set forth in this AGREEMENT.

LICENSOR

SHELBY AMERICAN LICENSING, INC.

By:__________________________________
        Carroll H. Shelby

Title:        President

Date:____11-6-98______________________


LICENSEE:

TITAN MOTORCYCLE COMPANY OF AMERICA, INC.

By:___________________________________
         Frank Keery

Title:         Chief Executive Officer

Date:____5 Nov. '98___________________


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